HANSEN BEVERAGE COMPANY

                                                            1010 Railroad Street
                                                                Corona, CA 92882
                                                             Phone: 909/739-6200
                                                               Fax: 909/739-6210
        NEWS RELEASE

                                      Contacts: Rodney Sacks
                                                Chairman and Chief Executive
                                                Officer
                                                (909) 739-6200

                                                Hilton Schlosberg
                                                Vice Chairman
                                                (909) 739-6200




    HANSEN BEVERAGE COMPANY AWARDED EXCLUSIVE CONTRACT TO SUPPLY 64 oz. SHELF
     STABLE READY-TO-DRINK (RTD) 100% APPLE AND 100% APPLE GRAPE JUICES FOR
                          CALIFORNIA STATE WIC PROGRAM




     Corona, CA - March 4, 2004 -- Hansen Natural Corporation (NASDAQ:HANS) today announced that its wholly-owned subsidiary, Hansen Beverage Company, has received official confirmation that it has been awarded an exclusive three-year contract by the State of California Department of Health Services ("DHS"), under the DHS's Women, Infants and Children Supplemental Nutrition Program ("WIC") to supply 64 oz. shelf stable ready-to-drink ("RTD") 100% apple and 64 oz. shelf stable RTD 100% apple grape juices.

     The company said the three-year agreement will have a further one-year extension option subject to agreement between the company and the State of California DHS. The company bid the lowest net cost per unit in terms of the wholesale price, less a rebate to the State.

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     The company  expects to sign formal  written  agreements in due course with the State of California DHS in accordance with the bid process. Delivery of the first juices to the trade persuant to this contract is expected to commence prior to the scheduled July 12, 2004 start date for the contract.

     Under the contract the company will be the exclusive supplier for 64 oz. shelf stable RTD 100% apple juice to the WIC program. At the present time, the company is one of a number of suppliers who supply apple juice under the current WIC program on a non-exclusive basis. The company will also be the exclusive supplier for the blended fruit juice category with Hansen's(R) 64 oz. shelf stable RTD 100% apple grape juice. This will be a new category of fruit juice available to WIC participants.

     The WIC contract is expected to expand distribution of Hansen's(R) 64 oz. shelf stable RTD 100% apple and 64oz. shelf stable RTD 100% apple grape juices, with a resultant increase in exposure for the Hansen's(R) brand generally.

     WIC-approved items are stocked by the grocery trade and by WIC-only stores. Products are purchased by WIC participants with vouchers given by the WIC Program. The DHS has estimated that approximately 24.5 million units per year of 64 oz. shelf stable RTD 100% apple juice and 5.4 million units per year of 64 oz. shelf stable RTD 100% apple grape juice will be supplied pursuant to this contract. Based upon these estimates from the DHS, which the company has not independently verified or confirmed, this new contract could result in incremental net sales for the products concerned in excess of $20 million per annum. The gross and net profits that the company expects to earn from the sales of juices pursuant to this contract will be lower than the gross and net profits earned by the company from the sales of such juices in the ordinary course of business.

     Hansen Natural  Corporation  markets and  distributes  Hansen's(R)  Natural
Sodas, Signature Sodas, fruit juice and soy Smoothies, Energy drinks, Energade(R) energy sports drinks, E20 Energy Water(R), functional drinks, Sparkling Lemonades and Orangeades, multi-vitamin juice drinks in aseptic packaging, Junior Juice(R) juice, iced teas, lemonades and juice cocktails, apple juice, cider and juice blends, as well as nutrition bars, Blue Sky(R) brand carbonated beverages, Monster Energy(TM) brand energy drinks, and Lost(R) Energy(TM) brand energy drinks. The company's subsidiary Hard e Beverage Co. markets and distributes Hard e malt beverages. Hansen's can be found on the Web at www.hansens.com.

     Certain statements made in this announcement may constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, but are not limited to, the expectations of management with respect to revenues, gross and net profits to be generated by the WIC award. Management cautions that these statements are qualified by their terms/or important factors, many of which are outside of the control of the company, that could cause actual results and events to differ materially from the statements made herein, including, but not limited to, the following:
Changes in consumer preferences, changes in demand that are weather related, particularly in areas outside of California, competitive pricing pressures, changes in the price and/or availability of raw materials for the company's products, the availability of production and/or suitable facilities, the marketing efforts of the distributors of the company's products, most of which distribute products that are competitive with the products of the company, the introduction of new products, as well as unilateral decisions that may be made by grocery chain stores, specialty chain stores, club stores and other customers to discontinue carrying all or any of the company's products that they are carrying at any time. Management further notes that the company's plans and results may be affected by any change in the availability of the company's credit facilities and the actions of its creditors.